EXHIBIT INDEX



Exhibit No.                  Description                           Page
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  4.01         Amendment No. 1,  dated May 24, 2000,
               to  the  Rights Agreement,  dated  as
               of  January  21,  1998,  between  the
               Company and  American Stock Transfer
               & Trust  Company,  as  Rights Agent

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                                                                    EXHIBIT 4.01


                     AMENDMENT No. 1 to the RIGHTS AGREEMENT

         This  Amendment No. 1 to the Rights  Agreement,  dated January 21, 1998
(the "Rights Agreement"), is executed as of May 24, 2000, by and between InteliData Technologies Corporation, a Virginia corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement to provide certain Rights to the holders of Common Shares; and

         WHEREAS, the parties hereto desire to amend the Rights Agreement to clarify their agreement with respect thereto.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and based upon the mutual covenants contained herein, the parties hereto agree as follows:

     1. Subparagraph (a) of Section 1 is hereby deleted in its entirety, and the following new subparagraph (a) is hereby inserted in lieu thereof:

         (a) "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall at any time be the Beneficial Owner of either or both of (i) 20% or more of the shares of Common Stock then outstanding or (ii) 20% or more of the Rights then outstanding, but shall not include (a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or, (b) any such Person who has become and is such a Beneficial Owner solely because
     (1) of a reduction in the aggregate number of shares of Common Stock outstanding due to a repurchase of shares of Common Stock by the Company since the last date on which such Person acquired Beneficial Ownership of any shares of Common Stock or (2) it acquired such Beneficial Ownership of in the good faith belief that such acquisition would not (A) cause such Beneficial Ownership to equal or exceed 20% of the shares of Common Stock then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company that are inaccurate or out-of-date or (B) otherwise cause a Distribution Date or the adjustment provided for in
     Section 11(a) to occur. Notwithstanding clause (b)(2) of the preceding sentence, if any Person that is not an Acquiring Person due to such clause
     (b)(2) does not reduce its percentage of Beneficial Ownership of shares of Common Stock to less than 20% by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of shares of Common Stock so equals or exceeds 20%, such Person shall, at the end of such five

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     Business  Day period,  become an Acquiring  Person (and such clause  (b)(2)
     shall no longer apply to such Person). For purposes of this definition, the
     determination   whether  any  Person   acted  in  "good   faith"  shall  be
     conclusively determined by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 23.

     2. Subparagraph (g) of Section 1 is hereby deleted in its entirety, and the following new subparagraph (g) is hereby inserted in lieu thereof:

       (g) "Continuing Director" shall mean any member of the Board of Directors of the Company, while a member of the Board, who is not an Acquiring
     Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and (i) who is a member of the Board on the date of this Agreement or (ii) whose subsequent nomination for election or election to the Board was recommended or approved by a majority of the Continuing Directors serving at the time of such nomination or election.

     3. Subparagraph (b)of Section 7 is hereby deleted in its entirety, and the following new subparagraph (b) is hereby inserted in lieu thereof:

       (b) The Purchase Price for each Unit of Preferred Stock pursuant to exercise of a Right shall initially be $42.50 and shall be subject to adjustment from time to time as provided in Section 11 hereof and shall be payable in accordance with paragraph (c) below.

     4. In paragraph 1 of the Exhibit A, the reference to a "purchase price of $13 per Unit (the "Purchase Price")" should be amended to read a "purchase price of $42.50 per Unit (the "Purchase Price")".

     5. The last sentence of paragraph 2 of Exhibit B is hereby deleted in its entirety, and the following new sentence is hereby inserted in lieu thereof:

          The exercise price of the Right will be $42.50 subject to adjustment (the "Purchase Price").

     6. The following paragraph 5 of Exhibit B is hereby deleted in its entirety:

         WorldCorp, Inc. ("WorldCorp"), the beneficial owner of approximately 29% of the Company's Common Stock, as of the date hereof, is specifically excluded from the definition of Acquiring Person, subject to certain conditions. WorldCorp shall be deemed an Acquiring Person, if at any time during which WorldCorp beneficially owns 20% or more of the Common Stock,
     (i) there is not a majority of Continuing Directors (as defined below) currently serving on the Board of Directors of WorldCorp, (ii) the slate of
     directors  nominated  for  election  to  the  Board  of  WorldCorp,   whose
     nomination was recommended or approved by the majority of the Continuing Directors of WorldCorp serving at the time of such nomination or election, at any annual or special meeting of the stockholders called for the purpose of electing directors, shall not be elected or (iii) a slate
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     of  directors  not  nominated by the  majority of  Continuing  Directors of
     WorldCorp serving at the time of such nomination or election shall be elected at such meeting.

     7. Paragraph 13 of Exhibit B is hereby deleted in its entirety, and the following new paragraph is hereby inserted in lieu thereof:

         The term "Continuing Directors" means any member of the Board, who was a member of the Board, immediately before the adoption of the Rights Agreement, and any person who is subsequently elected to the Board, if such person is recommended or approved by a majority of the Continuing Directors, but does not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.


                     [REMAINDER OF PAGE INTENTIONALLY BLANK]


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         IN WITNESS  WHEREOF,  the parties have executed this Amendment No. 1 to the Rights Agreement effective as of the day and year first above written.


[SEAL]

                                             InteliData Technologies Corporation

Attest:

By:                                         By:
   ------------------------------              ---------------------------------
           Secretary



[SEAL]
                                         American Stock Transfer & Trust Company

Attest:

By:                                        By:
   ------------------------------             ----------------------------------
   Name:                                      Name:
   Title:                                     Title: